Exhibit 99.3

                        Independent Accountants' Report


Board of Directors
Bombardier Capital Inc.
as Servicer
1600 Mountainview Drive
Colchester, VT  05446

and

Deutsche Bank,
as Trustee
Four Albany Street
New York, New York  10006

Attention: Corporate Trust & Agency Group,
Structured Finance Team


                     Bombardier Receivables Master Trust I

We have examined management's assertion, included in the accompanying Report of Management on Compliance, about Bombardier Capital Inc., (The "Servicer" or
BCI) of compliance with the terms and conditions of Sections 3.01(d), 3.02, 3.04, 3.05, 3.09, 4.02, 4.03, 4.04, 10.01(a), 10.01(b) and 10.01(e) of the
Pooling and Servicing Agreement dated as of January 1, 1994 among Bombardier Credit Receivables Corporation, as the Depositor, Bombardier Capital Inc., as the Servicer, and Deutsche Bank, as Trustee (as amended, modified, supplemented or interpreted from time to time, the "Agreement") as of January 31, 2004 and for the period from February 1, 2003 through January 31, 2004. Management is responsible for the assertion for the Servicer's compliance with those requirements. Our responsibility is to express an opinion on the assertion based on our examination.

Our examination was conducted in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence supporting management's assertions with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

In our opinion, management's assertion that the Servicer was in compliance with the terms and conditions of the sections of the Agreement (as amended, modified, supplemented, or interpreted from time to time) as of January 31, 2004 and for the period February 1, 2003 through January 31, 2004, is fairly stated, in all material respects.

                                 ERNST & YOUNG

February 24, 2004



                                      2